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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-113630

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated April 26, 2004

PROSPECTUS SUPPLEMENT
(To prospectus dated April 22, 2004)

$150,000,000

American Equity
Investment Life Holding Company

% Senior Notes due       , 2016

        We will pay interest on the senior notes on          and          of each year, beginning                        , 2004. The senior notes will mature on                        , 2016. We may not redeem the senior notes before maturity.

        The senior notes will be unsecured obligations and rank equally with our senior unsecured indebtedness, other than unsecured indebtedness expressly designated by the holders thereof to be subordinate to the senior notes. The senior notes will be issued only in registered form in denominations of $1,000.

        Investing in the senior notes involves risks that are described in the "Risk Factors" section beginning on page S-8 of this prospectus supplement.

	Per Note	Total
Public offering price (1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to American Equity Investment Life Holding Company	%	$

    (1)Plus accrued interest from        , 2004, if settlement occurs after that date

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The senior notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about                  , 2004.

Merrill Lynch & Co.	Raymond James
Advest, Inc.

The date of this prospectus supplement is                    , 2004.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement describes the specific terms of the senior notes we are offering and certain other matters relating to us and our financial condition. The accompanying prospectus provides you with a general description of the securities we may offer from time to time, some of which may not apply to the notes offered hereby. This prospectus supplement may also add, update or change information contained or incorporated by reference in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading "Where You Can Find More Information" in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the senior notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        All references to "we," "us," "our," or "American Equity" in this prospectus supplement and the accompanying prospectus are to American Equity Investment Life Holding Company.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, trend analyses and other information contained in this prospectus supplement and the accompanying prospectus and elsewhere (such as in filings by us with the SEC, press releases, presentations by us or our management or oral statements) relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include, among other things:

  •
  general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may effect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated therewith, the market value of our investments and the lapse rate and profitability of policies;

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  customer response to new products and marketing initiatives;

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  changes in the Federal income tax laws and regulations which may affect the relative income tax advantages of our products;

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  increasing competition in the sale of annuities;

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  regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of products; and

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  the risk factors or uncertainties listed from time to time in our filings with the SEC.

        You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this prospectus supplement. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements described in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

Our Business

        We were formed on December 15, 1995 to develop, market, issue and administer annuities and life insurance. We are a full service underwriter of a broad array of annuity and insurance products. Our business consists primarily of the sale of fixed rate and index annuities and, accordingly, we have only one business segment. Our business strategy is to focus on our annuity business and earn predicable returns by managing investment spreads and investment risk. We are currently licensed to sell our products in 47 states and the District of Columbia.

        On December 9, 2003, we completed an initial public offering of 18,700,000 shares of our common stock at a price of $9.00 per share. Pursuant to the over-allotment option granted to the underwriters in the offering, the underwriters purchased an additional 2,000,000 shares on December 29, 2003 and an additional 805,000 shares on January 7, 2004, which fully exercised the over-allotment option. The proceeds from our initial public offering (including proceeds from shares issued pursuant to the over-allotment option), net of the underwriting discount and expenses, were approximately $178.0 million, of which $125.0 million was contributed to American Equity Life to fund the future growth of our business.

        Our executive offices are located at 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266, and our telephone number is (515) 221-0002. Our web site address is www.american-equity.com. Information contained on our website does not constitute a part of this prospectus supplement.

Annuity Market Overview

        Our target market includes the group of individuals ages 45-75 who are seeking to accumulate tax-deferred savings. We believe that significant growth opportunities exist for annuity products because of favorable demographic and economic trends. According to the U.S. Census Bureau, there were 35 million Americans age 65 and older in 2000, representing 12% of the U.S. population. By 2030, this sector of the population is expected to increase to 22% of the total population. Our fixed rate and index annuity products are particularly attractive to this group as a result of the guarantee of principal with respect to those products, competitive rates of credited interest, tax-deferred growth and alternative payout options.

        According to LIMRA International, sales of individual annuities were $216.8 billion in 2003, $219.9 billion in 2002 and $185.3 billion in 2001. Fixed annuity sales, which include equity index and fixed rate annuities, were $87.6 billion in 2003, $103.3 billion in 2002 and $74.3 billion in 2001. Sales of equity index annuities increased in 2003 from a record of $11.8 billion in 2002, which was a 74% increase from $6.8 billion in 2001. We believe index annuities, which have a crediting rate linked to the change in various indices, appeal to policyholders interested in participating in returns linked to equity and/or bond markets without the risk of loss of principal. Our wide range of fixed rate annuity products has enabled us to enjoy favorable growth during volatile equity and bond markets.

Strategy

        Our business strategy is to focus on our annuity business and earn predictable returns by managing investment spreads and investment risk. Key elements of this strategy include the following:

        Expand our Current Independent Agency Network.    We believe that our successful relationships with over 60 national marketing organizations and, through them, approximately 43,000 independent agents, represent a significant competitive advantage. We intend to grow and enhance our core distribution channel by expanding our relationships with national marketing organizations and independent agents, by addressing their product needs and by providing the highest quality service possible.

        Continue to Introduce Innovative and Competitive Products.    We intend to be at the forefront of the fixed and index annuity industry in developing and introducing innovative and new competitive products. We were the first company to introduce an index annuity which allowed policyholders to earn returns linked to the Dow Jones Indexsm. We were also one of the first companies to offer an index product offering a choice among interest crediting strategies which includes both equity and bond indices as well as a traditional fixed rate strategy. We believe that our continued focus on anticipating and being responsive to the product needs of our independent agents and policyholders will lead to increased customer loyalty, revenues and profitability.

        Use our Expertise to Achieve Targeted Spreads on Annuity Products.    We have had a successful track record in achieving the targeted spreads on our annuity products. We intend to leverage our experience and expertise in managing the investment spread during a range of interest rate environments to achieve our targeted spreads.

        Maintain our Profitability Focus and Improve Operating Efficiency.    We are committed to improving our profitability by advancing the scope and sophistication of our investment management and spread capabilities and continuously seeking out operating efficiencies within our company. We have made substantial investments in technology improvements to our business, including the development of a password-secure website which allows our independent agents to receive proprietary sales, marketing and product materials and the implementation of software designed to enable us to operate in a completely paperless environment with respect to policy administration. Further, we have implemented competitive incentive programs for our national marketing organizations, agents and employees to stimulate performance.

        Take Advantage of the Growing Popularity of Some of Our Products.    We believe that the growing popularity of some of our products that allow equity and bond market participation without the risk of loss of the premium deposit presents an attractive opportunity to grow our business. We intend to capitalize on our reputation as a leading marketer of index annuities in this expanding segment of the annuity market.

Recent Developments

Financial Results for Three Months Ended March 31, 2004

        On April 26, 2004, we reported net income for the first quarter of 2004. For the three months ended March 31, 2004, we reported net income of $10.4 million ($0.28 earnings per common share and $0.25 earnings per common share—assuming dilution) compared to $4.5 million ($0.27 earnings per common share and $0.23 earnings per common share—assuming dilution) in the first quarter for 2003. New annuity deposits collected during the three months ended March 31, 2004 were $366.9 million ($295.3 million net of coinsurance) compared to $319.2 million ($199.2 million net of coinsurance) during the same period in 2003. The Company's total field force grew to approximately 43,000 independent agents during the first quarter of 2004 compared to 40,000 independent agents at the end of the first quarter of 2003.

        Net investment income increased 10% to 99.4 million in the first quarter of 2004 compared to $90.7 million for the same period in 2003. The weighted average yield on invested assets was 6.33% for the three months ended March 31, 2004 and the weighted average investment spread earned during the first quarter of 2004 was 2.30%.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31
	2004	2003
Revenues:
Traditional life and accident and health insurance premiums	$4,386	$3,602
Annuity and single premium universal life product charges	4,971	5,731
Net investment income	99,361	90,696
Realized gains on investments	379	196
Change in fair value of derivatives	5,815	(13,962)

Total revenues	114,912	86,263
Benefits and expenses:
Insurance policy benefits and change in future policy benefits	3,075	2,323
Interest credited to account balances	85,081	53,704
Change in fair value of embedded derivatives	(16,376)	1,944
Interest expense on General Agency Commission and Servicing Agreement	814	909
Interest expense on notes payable	314	435
Interest expense on subordinated debentures	2,118	1,915
Interest expense on amounts due under repurchase agreements and other interest expense	315	509
Amortization of deferred policy acquisition costs	14,966	11,490
Other operating costs and expenses	8,553	6,199

Total benefits and expenses	98,860	79,428

Income before income taxes	16,052	6,835
Income tax expense	5,615	2,358

Net income	$10,437	$4,477

Earnings per common share	$0.28	$0.27

Earnings per common share—assuming dilution	$0.25	$0.23

Weighted average common shares outstanding (in thousands):
Earnings per common share	37,912	16,418
Earnings per common share—assuming dilution	43,210	20,834

The Offering

        The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the senior notes see "Description of the Senior Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

Issuer	American Equity Investment Life Holding Company
Securities offered	$150,000,000 aggregate principal amount of % senior notes due 2016.
Maturity	, 2016.
Issue price	% of face amount plus accrued interest, if any, from the issue date of the senior notes.
Interest	% per annum.
Interest payment dates	Payable semiannually on and of each year. Interest will accrue from the date of issuance of the notes.
Long-term senior unsecured debt ratings	A.M. Best: bb+ Standard & Poor's: BB+

The ratings set forth above are not a recommendation to purchase, hold or sell the senior notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information we have furnished to the rating agencies and information obtained by the rating agencies from other sources. The ratings are accurate only as of the date hereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information and, therefore, a prospective purchaser should check the current ratings before purchasing the senior notes.
Ranking
The senior notes will be our unsecured obligations and will rank equally with all our other unsecured indebtedness, other than unsecured indebtedness expressly designated by the holders thereof to be subordinate to the senior notes. The senior notes will rank junior and be subordinate to any of our secured indebtedness. Additionally, the senior notes will rank junior and be subordinate to any indebtedness of our subsidiaries.

As of December 31, 2003, after giving effect to the offering of the senior notes and the application of the net proceeds as described in "Use of Proceeds," we would have had no outstanding senior unsecured indebtedness (other than the senior notes) and no secured indebtedness, and our subsidiaries would have had no outstanding long-term indebtedness. Our subsidiaries have liabilities associated with insurance policies issued by the subsidiaries, reinsurance obligations and other trade payables and expenses.

Covenant	The indenture governing the senior notes will contain a covenant that will limit our ability and the ability of our subsidiaries to sell or dispose of the capital stock of certain of our subsidiaries.
This covenant is subject to important exceptions and qualifications, which are described under the heading "Description of Debt Securities—Restrictive Covenant" in the accompanying prospectus.
Use of proceeds
We estimate that the net proceeds from the offering, after deducting underwriters' discounts and other estimated offering expenses payable by us, will be approximately $ million. We intend to use approximately $31.8 million of the net proceeds from this offering to repay the indebtedness outstanding under our secured credit facility. We expect to use the balance of the net proceeds for general corporate purposes and may contribute all or a portion of the balance directly or indirectly to the capital and surplus of our life insurance subsidiaries. See "Use of Proceeds."
Risk factors
See "Risk Factors" and the other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the senior notes.
Form and denomination
The senior notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000. The senior notes will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company, or DTC.

RISK FACTORS

        An investment in the senior notes offered by this prospectus supplement involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus, before deciding to invest in the senior notes. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of your senior notes could decline and you may lose all or part of your investment.

Risks Related to American Equity

We face competition from companies that have greater financial resources, broader arrays of products, higher ratings and stronger financial performance, which may impair our ability to retain existing customers, attract new customers and maintain our profitability and financial strength.

        We operate in a highly competitive industry. Many of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships. Our annuity products compete with index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers. Our insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and commission structures. While we compete with numerous other companies, we view the following as our most significant competitors:

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  Allianz Life Insurance of North America;

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  Midland National Life Insurance Company;

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  AmerUs Group Co.;

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  Jackson National Life Insurance Company; and

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  Jefferson Pilot Life Insurance Company.

        Our ability to compete depends in part on product pricing which is driven by our investment performance. We will not be able to accumulate and retain assets under management for our products if our investment results underperform the market or the competition, since such underperformance likely would result in asset withdrawals and reduced sales.

        We compete for distribution sources for our products. We believe that our success in competing for distributors depends on factors such as our financial strength, the services we provide to, and the relationships we develop with, these distributors and offering competitive commission structures. Our distributors are generally free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive. If our products or services fall short of distributors' needs, we may not be able to establish and maintain satisfactory relationships with distributors of our annuity and life insurance products. Our ability to compete in the past has also depended in part on our ability to develop innovative new products and bring them to market more quickly than our competitors. In order for us to compete in the future, we will need to continue to bring innovative products to market in a timely fashion. Otherwise, our revenues and profitability could suffer.

        National banks, with pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, prior legislation had limited the ability of banks to engage in securities-related businesses and had restricted banks from being affiliated with insurance companies. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of our products by substantially increasing the number and financial strength of our potential competitors.

In July 2002, A.M. Best Company and Standard & Poor's downgraded our financial strength ratings, and a further downgrade in our financial strength ratings may reduce new sales, adversely affect relationships with distributors, and increase policy surrenders and withdrawals.

        Financial strength ratings are important factors in establishing the competitive position of life insurance and annuity companies. A ratings downgrade, or the potential for a ratings downgrade, could have a number of adverse effects on our business. For example, distributors and sales agents for life insurance and annuity products use the ratings as one factor in determining which insurer's annuities to market. A ratings downgrade could cause those distributors and agents to seek alternative carriers. In addition, a ratings downgrade could materially increase the number of policy or contract surrenders we experience.

        Financial strength ratings generally involve quantitative and qualitative evaluations by rating agencies of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to agents, policyholders and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

        American Equity Life has received financial strength ratings of "B++" (Very Good) with a stable outlook from A.M. Best Company and "BBB+" with a stable outlook from Standard & Poor's. A.M. Best ratings currently range from "A++" (Superior) to "F" (In Liquidation), and include 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent), "A-" (Excellent), B++ (Very Good) and B+ (Very Good). Publications of A.M. Best indicate that the "B++" rating is assigned to those companies that, in A.M. Best's opinion, have demonstrated a good ability to meet their ongoing obligations to policyholders. Standard & Poor's insurer financial strength ratings currently range from "AAA" to "NR," and include 21 separate ratings categories. Within these categories, "AAA" and "AA" are the highest, followed by "A" and "BBB". Publications of Standard & Poor's indicate that an insurer rated "BBB" or higher is regarded as having strong financial security characteristics, but is somewhat more likely to be affected by adverse business conditions than are higher rated insurers.

        A.M. Best and Standard & Poor's review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. If our ratings were to be downgraded for any reason, we could experience a material adverse effect on the sales of our products and the persistency of our existing business.

        In July 2002, A.M. Best Company and Standard & Poor's adjusted our financial strength ratings from "A-" (Excellent) to "B++"(Very Good) and "A-" to "BBB+", respectively. The adjustments initially had no impact on sales of new annuity products or on lapses of existing balances. Beginning in November 2002, our monthly sales volumes began to decline primarily as a result of certain actions by us, including reductions in crediting rates and suspension of sales of one of our higher commission annuity products and our most popular multi-year rate guaranteed annuity product. The degree to which ratings adjustments also contributed to this decline is unknown. Our ability to grow sales of new annuities and the level of surrenders of our existing annuity contracts in force during 2004 may be affected by, among other things, the current ratings and our levels of statutory capital and surplus.

General economic conditions, including changing interest rates and market volatility, affect both the risks and the returns on both our products and our investment portfolio.

        The market value of our investments and our investment performance, including yields and realization of gains or losses, may vary depending on economic and market conditions. Such conditions include the shape of the yield curve, the level of interest rates and recognized equity and bond indices, including, without limitation, the S&P 500 Index®, the Dow Jones IndexSM and the NASDAQ-100 Index® (the "Indices"). Interest rate risk is our primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can materially and adversely affect the profitability of our products, the market value of our investments and the reported value of stockholders' equity.

        From time to time, for business or regulatory reasons, we may be required to sell certain of our investments at a time when their market value is less than the carrying value of these investments. Rising interest rates may cause declines in the value of our fixed maturity securities. With respect to our available for sale fixed maturity securities, such declines (net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs) reduce our reported stockholders' equity and book value per share. We have a portfolio of held for investment securities which consists principally of long duration bonds issued by U.S. government agencies, the value of which is also sensitive to interest rate changes.

        We may also have difficulty selling our commercial mortgage loans because they are less liquid than our publicly traded securities. As of December 31, 2003, our commercial mortgage loans represented approximately 9.8% of the value of our invested assets. If we require significant amounts of cash on short notice, we may have difficulty selling these loans at attractive prices or in a timely manner, or both.

        A key component of our net income is the investment spread. A narrowing of investment spreads may adversely affect operating results. Although we have the right to adjust interest crediting rates (referred to as "participation," "asset fee" or "cap" rates for index annuities) on most products, changes to crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In general, our ability to lower crediting rates is subject to a minimum crediting rate filed with and approved by state regulators. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid the narrowing of spreads under certain market conditions. Our policy structure generally provides for resetting of policy crediting rates at least annually and imposes withdrawal penalties for withdrawals during the first three to 16 years a policy is in force.

        Our spreads may be compressed in declining interest rate environments. A substantial portion of our fixed income securities have call features and are subject to redemption currently or in the near future. We have reinvestment risk related to these redemptions to the extent we cannot reinvest the net proceeds in assets with credit quality and yield characteristics similar to or better than those of the redeemed bonds.

        Managing the investment spread on our index annuities is more complex than it is for fixed rate annuity products. Index products are credited with a percentage (known as the "participation rate") of gains in the Indices. Some of our index products have an annual asset fee which is deducted from the amount credited to the policy. In addition, caps are set on some products to limit the maximum amount which may be credited on a particular product. To fund the earnings to be credited to the index products, we purchase options on the Indices. The price of such options increases with increases in the volatility in the Indices and interest rates, which may either narrow the spread or cause us to lower participation rates. Thus, the volatility of the Indices adds an additional degree of uncertainty to the profitability of the index products. We attempt to mitigate this risk by resetting participation rates and asset fees annually and adjusting the applicable caps.

Our investment portfolio is also subject to credit quality risks which may diminish the value of our invested assets and affect our sales, profitability and reported book value per share.

        We are subject to the risk that the issuers of our fixed maturity securities and other debt securities (other than our U.S. agency securities), and borrowers on our commercial mortgages, will default on principal and interest payments, particularly if a major downturn in economic activity occurs. At December 31, 2003, 87.4% of our invested assets consisted of fixed maturity securities, of which 1.5% were below investment grade. At December 31, 2003, there were no delinquencies in our commercial mortgage loan portfolio. An increase in defaults on our fixed maturity securities and commercial mortgage loan portfolios could harm our financial strength and reduce our profitability. We use derivative instruments to fund the annual credits on our index annuities. We purchase derivative instruments, consisting primarily of one-year call options, from a number of counterparties. Our policy is to acquire such options only from counterparties rated BBB+ or better by a nationally recognized rating agency. If, however, our counterparties fail to honor their obligations under the derivative instruments, we will have failed to provide for crediting to policyholders related to the appreciation in the applicable indices. Any such failure could harm our financial strength and reduce our profitability.

Our reinsurance program involves risks because we remain liable with respect to the liabilities ceded to reinsurers if the reinsurers fail to meet the obligations assumed by them.

        Our life insurance subsidiaries cede insurance to other insurance companies through reinsurance. In particular, effective August 1, 2001, American Equity Life entered into a coinsurance agreement with Equitrust Life Insurance Company, or Equitrust, an affiliate of Farm Bureau Life Insurance Company, or Farm Bureau, covering 70% of our non-multi year rate guarantee fixed annuities and index annuities issued from August 1, 2001 through December 31, 2001, and 40% of those contracts for 2002 and 2003. At December 31, 2003, the aggregate policy benefit reserve transferred to Equitrust was approximately $1.9 billion. Equitrust has been assigned a financial strength rating of "A" by A.M. Best Company. We remain liable with respect to the policy liabilities ceded to Equitrust should it fail to meet the obligations assumed by it. As of December 31, 2003, Farm Bureau beneficially owned 14.9% of our common stock.

        On December 29, 2003, the Company entered into a coinsurance agreement with EquiTrust, effective January 1, 2004, covering 20% of certain of its non-multi-year rate guarantee fixed annuities and index annuities. However, for each calendar year, the quota share will reduce to 0% in any month where the year-to-date premium ceded exceeds $500 million at the end of the prior month. This agreement may be terminated at any time by either party upon the giving of forty-five days prior notice.

        In addition, we have entered into other types of reinsurance transactions including indemnity and financial reinsurance. Should any of these reinsurers fail to meet the obligations assumed under such reinsurance, we remain liable with respect to the liabilities ceded.

We may experience volatility in net income due to changes in standards for accounting for derivatives.

        The Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS No. 133, which became effective for us on January 1, 2001. Under SFAS No. 133, as amended, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings. This impacts the items of revenue and expense we report on our equity index business in three ways.

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  We must mark to market the purchased call options we use to fund the annual index credits on our index annuities based upon quoted market prices from related counterparties. We record the change in fair value of these options as a component of our revenues. Included within the change in fair value of the options is an element reflecting the time value of the options, which initially is their purchase cost declining to zero at the end of their one-year lives. For the years ended December 31, 2003, 2002 and 2001, the change in fair value of derivatives was $52.5 million, $(57.8) million and $(55.2) million, respectively.

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  Under SFAS No. 133, the future annual index credits on our index annuities are treated as a "series of embedded derivatives" over the expected life of the applicable contracts. We are required to estimate the fair value of these embedded derivatives. Our estimates of the fair value of these embedded derivatives are based on assumptions related to underlying policy terms (including annual cap rates, participation rates, asset fees and minimum guarantees), index values, notional amounts, strike prices and expected lives of the policies. The change in fair value of embedded derivatives increases with increases in volatility in the Indices and interest rates. The change in fair value of the embedded derivatives will not correspond to the change in fair value of the purchased options because the purchased options are one-year options while the options valued in the fair value of embedded derivatives cover the expected life of the contract which typically exceeds 10 years. The change in estimated fair value of the series of embedded options included in policyholder benefits in the consolidated statements of income was $66.8 million, $(5.0) million and $12.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

  •
  We adjust the amortization of deferred policy acquisition costs to reflect the impact of the two items discussed above. Amortization of deferred policy acquisition costs decreased by $1.7 million for the year ended December 31, 2003, increased by $1.4 million for the year ended December 31, 2002 and decreased by $0.8 million for the year ended December 31, 2001.

        The application of SFAS No. 133 in future periods to the revenues and expenses related to our index annuity business may cause volatility in our reported net income.

If we do not manage our growth effectively, our financial performance could be adversely affected; our historical growth rates may not be indicative of our future growth.

        We have experienced rapid growth since our formation in December 1995. Our annuity deposits have grown from approximately $141.9 million in 1997 to $2.4 billion before coinsurance ($1.6 billion net of coinsurance) in 2002. Our work force has grown from approximately 65 employees and 4,000 independent agents as of December 31, 1997 to approximately 210 employees and 43,000 independent agents as of March 31, 2004. We intend to continue to grow by recruiting new independent agents, increasing the productivity of our existing agents, expanding our insurance distribution network, developing new products, expanding into new product lines, becoming licensed in all 50 states and continuing to develop new incentives for our sales agents. Future growth will impose significant added responsibilities on our management, including the need to identify, recruit, maintain and integrate additional employees, including management. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. In addition, due to our rapid growth and resulting increased size, it may be necessary to expand the scope of our investing activities to asset classes in which we historically have not invested or have not had significant exposure. If we are unable to adequately manage our investments in these classes, our financial condition or operating results in the future could be less favorable than in the past. Further, we have utilized reinsurance to support our growth and the future availability of reinsurance is uncertain. Our failure to manage growth effectively, or our inability to recruit, maintain and integrate additional qualified employees and independent agents, could have a material adverse effect on our business, financial condition or results of operations. In addition, due to our rapid growth, our historical growth rates are not likely to accurately reflect our future growth rates or our growth potential. We cannot assure you that our future revenues will increase or that we will continue to be profitable.

We must retain and attract key employees or else we may not grow or be successful.

        We are dependent upon our executive management for the operation and development of our business. Our executive management team includes:

  •
  David J. Noble, Chairman, Chief Executive Officer, President and Treasurer;

  •
  John M. Matovina, Vice Chairman;

  •
  Kevin R. Wingert, President of American Equity Life;

  •
  James R. Gerlach, Executive Vice President;

  •
  Terry A. Reimer, Executive Vice President;

  •
  Debra J. Richardson, Senior Vice President; and

  •
  Wendy L. Carlson, General Counsel and Chief Financial Officer.

        Although we have change in control agreements with members of our executive management team, we do not have employment contracts with any of the members of our executive management team. Although none of our executive management team has indicated that they intend to terminate their employment with us, there can be no assurance that these employees will remain with us for any particular period of time. Also, we do not maintain "key person" life insurance for any of our personnel.

If we are unable to attract and retain national marketing organizations and independent agents, sales of our products may be reduced.

        We distribute our annuity products through a variable cost distribution network which included over 60 national marketing organizations and approximately 43,000 independent agents as of March 31, 2004. We must attract and retain such marketers and agents to sell our products. Insurance companies compete vigorously for productive agents. We compete with other life insurance companies for marketers and agents primarily on the basis of our financial position, support services, compensation and product features. Such marketers and agents may promote products offered by other life insurance companies that may offer a larger variety of products than we do. Our competitiveness for such marketers and agents also depends upon the long-term relationships we develop with them. If we are unable to attract and retain sufficient marketers and agents to sell our products, our ability to compete and our revenues would suffer.

We may require additional capital to support sustained future growth which may not be available when needed or may be available only on unfavorable terms.

        Our long-term strategic capital requirements will depend on many factors including the accumulated statutory earnings of our life insurance subsidiaries and the relationship between the statutory capital and surplus of our life insurance subsidiaries and (i) the rate of growth in sales of our products; and (ii) the levels of credit risk and/or interest rate risk in our invested assets. To support long-term capital requirements, we may need to increase or maintain the statutory capital and surplus of our life insurance subsidiaries through additional financings, which could include debt, equity, financial reinsurance and/or other surplus relief transactions. Such financings, if available at all, may be available only on terms that are not favorable to us. If we cannot maintain adequate capital, we may be required to limit growth in sales of new annuity products, and such action could adversely affect our business, financial condition or results of operations.

Changes in state and federal regulation may affect our profitability.

        We are subject to regulation under applicable insurance statutes, including insurance holding company statutes, in the various states in which our life insurance subsidiaries write insurance. Our life insurance subsidiaries are domiciled in New York and Iowa. We are currently licensed to sell our products in 47 states and the District of Columbia. Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies.

        Regulators oversee matters relating to trade practices, policy forms, claims practices, guaranty funds, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends.

        State insurance regulators and the National Association of Insurance Commissioners, or NAIC, continually reexamine existing laws and regulations, and may impose changes in the future.

        Our life insurance subsidiaries are subject to the NAIC's risk-based capital requirements which are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. Our life insurance subsidiaries also may be required, under solvency or guaranty laws of most states in which they do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies.

        Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. As increased scrutiny has been placed upon the insurance regulatory framework, a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state authority to regulate insurance companies and holding company systems. In addition, legislation has been introduced in Congress which could result in the federal government assuming some role in the regulation of the insurance industry. The regulatory framework at the state and federal level applicable to our insurance products is evolving. The changing regulatory framework could affect the design of such products and our ability to sell certain products. Any changes in these laws and regulations could materially and adversely affect our business, financial condition or results of operations.

        From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantage for annuities and life insurance. If the legislation were enacted to eliminate the tax deferral for annuities, such a change would have a material adverse effect on our ability to sell non-qualified annuities.

Changes in federal income taxation laws, including recent reductions in individual income tax rates, may affect sales of our products and profitability.

        The annuity products that we market generally offer tax advantages to the policyholders, as compared to other savings instruments such as certificates of deposit and taxable bonds. This tax preference is the deferral of income tax on the earnings during the accumulation period of the annuity as opposed to the current taxation of other savings instruments. From time to time, Congress has considered proposals to revise or eliminate this tax deferral. There is no such current proposal that has been actively considered or approved by either of the congressional tax writing committees, nor has the current Administration announced any consideration of such a proposal. Legislation eliminating the tax deferral for certain annuities would have a material adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are sold to a policyholder other than an individual retirement account or other qualified retirement plan.

        In June 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 (the "2001 Act") was signed into law. The 2001 Act contains provisions that will, over time, significantly lower individual income tax rates. The 2001 Act will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. Some of these changes might hinder sales of our annuities and result in the increased surrender of annuities. We cannot predict the overall effect on the sales or surrenders of our products of the tax law changes included in the 2001 Act.

        In May 2003, the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Act") was signed into law. The 2003 Act provisions accelerate the individual income tax rate reductions passed in the 2001 Act. The 2003 Act will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. In addition, the 2003 Act significantly reduced the individual income tax rate on corporate dividends which might cause investors to view annuities as somewhat less attractive when compared to investments in equity securities that pay dividends than they were prior to the 2003 Act. Therefore, these changes could have the result of reducing sales of our annuities.

We face risks relating to litigation, including the costs of such litigation, management distraction and the potential for damage awards, which may adversely impact our business.

        We are occasionally involved in litigation, both as a defendant and as a plaintiff. In addition, state regulatory bodies, such as state insurance departments, the SEC, the National Association of Securities Dealers, Inc., the Department of Labor, and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, the Employee Retirement Income Security Act of 1974, as amended, and laws governing the activities of broker-dealers. Companies in the life insurance and annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims. We are currently a defendant in two purported class action lawsuits filed in state courts alleging improper sales practices. In both lawsuits, the plaintiffs are seeking returns of premiums and other compensatory and punitive damages. However, in neither lawsuit have damage amounts been specified. In neither case has the class been certified at this time. Although we have denied all allegations in these lawsuits and intend to vigorously defend against them, the lawsuits are in the early stages of litigation and their outcomes cannot at this time be determined. While we do not believe that these lawsuits will have a material adverse effect on our business, financial condition or results of operations, there can be no assurance that such litigation, or any future litigation, will not have such an effect, whether financially, through distraction of our management or otherwise.

Risks Relating to the Senior Notes

Your right to receive payments on these senior notes is effectively subordinated to the rights of our existing and future unsubordinated, secured creditors and our subsidiaries' obligations.

        The senior notes are unsecured and therefore will be effectively subordinated to all of our existing and future unsubordinated, secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our company, our assets will be available to satisfy obligations of our unsubordinated, secured debt before any payment may be made on the senior notes. To the extent that such assets cannot satisfy in full our unsubordinated, secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if the debt were issued by a subsidiary) with the senior notes. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the senior notes.

        In addition, our right to receive assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the senior notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors. Consequently, the senior notes will be effectively subordinate to all liabilities, including policyholder claims, trade payables, lease obligations and the liquidation preference on any preferred stock, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

        As of December 31, 2003, we had no outstanding senior unsecured indebtedness and $31.8 million of secured indebtedness, and our life insurance subsidiaries had total liabilities of approximately $8.7 billion (including policy benefit reserves of approximately $8.3 billion).

The covenants in the indenture governing the senior notes do not limit our ability to incur debt; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the senior notes.

        The indenture governing the senior notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the senior notes and our creditworthiness generally.

Our ability to meet our payment obligations is dependent upon distributions from our subsidiaries, but our subsidiaries' ability to make distributions is limited by law and several contractual agreements.

        We are a holding company and, by virtue of our holding company structure, the senior notes in effect will be junior in right of payment to all existing and future liabilities of our life insurance subsidiaries. Our principal assets are the shares of the capital stock and surplus notes of our life insurance subsidiaries and a note receivable from American Equity Investment Service Company, or the Service Company. As a holding company without independent means of generating operating revenues, we depend on dividends, interest on surplus notes, investment advisory fees and other payments from our life insurance subsidiaries to fund our obligations and meet our cash needs. We also receive principal and interest payments on our note receivable from the Service Company. For a more detailed description of our note receivable from the Service Company, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity of Parent Company" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

        The transfer of funds by American Equity Life is restricted by certain covenants in our loan agreement which, among other things, require American Equity Life to maintain statutory capital and surplus (including the asset valuation and interest maintenance reserves) of $140 million plus 25% of statutory net income and 75% of the capital contributions to American Equity Life for periods subsequent to December 31, 1999. Under the most restrictive of these limitations, $37.5 million of our earned surplus at December 31, 2003 was available for distribution by American Equity Life to the parent company in the form of dividends or other distributions. As disclosed in the unaudited and audited consolidated financial statements incorporated by reference in this prospectus supplement and accompanying prospectus, our loan agreement has been amended from time to time to maintain our continuing compliance with these and other restrictive covenants. We intend to use a portion of the net proceeds from this offering to repay all of the indebtedness outstanding under our secured credit facility. In the future, we may incur additional indebtedness under secured credit facilities which restrict the transfer of funds by our life insurance subsidiaries.

        The payment of dividends or distributions, including surplus note payments, by our life insurance subsidiaries is subject to regulation by each such subsidiary's state of domicile's insurance department. Our life insurance subsidiaries are domiciled in Iowa and New York. Currently, our life insurance subsidiaries may pay dividends or make other distributions without the prior approval of their state of domicile's insurance department, unless such payments, together with all other such payments within the preceding twelve months, exceed, in Iowa, the greater of, and in New York, the lesser of (1) the life insurance subsidiary's net gain from operations for the preceding calendar year, or (2) 10% of the life insurance subsidiary's statutory surplus at the preceding December 31. For 2004, up to $37.5 million can be distributed as dividends or surplus note payments by American Equity Life without prior approval of the Iowa insurance department. In addition, dividends and surplus note payments may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities in the life insurance subsidiary's state of domicile. American Equity Life had approximately $69.8 million of earned surplus at December 31, 2003.

        In addition, our life insurance subsidiaries are subject to the NAIC's risk-based capital, or RBC, requirement set forth in the Risk-Based Capital for Insurers Model Act, or the Model Act. The main purpose of the Model Act is to provide a tool for insurance regulators to evaluate the capital of insurers relative to the risks assumed by them and determine whether there is a need for possible corrective action. U.S. insurers and reinsurers are required to report the results of their RBC calculations as part of the statutory annual statements filed with state insurance regulatory authorities.

        The Model Act provides for four different levels of regulatory actions based on annual statements, each of which may be triggered if an insurer's total adjusted capital, as defined in the Model Act, is less than a corresponding RBC.

  •
  The company action level is triggered if an insurer's total adjusted capital is less than 250% of its authorized control level RBC, as defined in the Model Act. At the company action level, the insurer must submit a plan to the regulatory authority that discusses proposed corrective actions to improve its capital position.

  •
  The regulatory action level is triggered if an insurer's total adjusted capital is less than 150% of its authorized control level RBC. At the regulatory action level, the regulatory authority will perform a special examination of the insurer and issue an order specifying corrective actions that must be followed.

  •
  If an insurer's total adjusted capital is less than its authorized control level RBC, the regulatory authority is authorized (although not mandated) to take regulatory control of the insurer.

  •
  The mandatory control level is triggered if an insurer's total adjusted capital is less than 70% of its authorized control level RBC, and at that level the regulatory authority must take regulatory control of the insurer. Regulatory control may lead to rehabilitation or liquidation of an insurer.

        As of December 31, 2003, the total adjusted capital of our life insurance subsidiaries exceeded the company action level.

        Although we believe our current sources of funds provide adequate cash flow to us to meet our current and reasonably foreseeable future obligations, there can be no assurance that we will continue to have access to these sources in the future.

An active trading market may not develop for the senior notes.

        You may find it difficult to sell your senior notes because an active trading market for the senior notes may not develop. There is no existing trading market for the senior notes, and there can be no assurance regarding the future development of a market for the senior notes, or your ability to sell your senior notes or the price at which you may be able to sell your senior notes. If such a market were to develop, the senior notes could trade at prices that may be higher or lower than the initial offering price of the original senior notes depending on many factors, including the number of holders of the senior notes, prevailing interest rates, our future operating results and financial condition, the interest of securities dealers in making a market in the senior notes, the market for similar securities and general economic and market conditions. We cannot predict the effects these factors will have on future trading prices of the senior notes offered pursuant to this prospectus.

A downgrade in our credit ratings will likely reduce the market value of the senior notes and may increase our future cost of capital.

        Currently our senior unsecured indebtedness carries a bb+ rating from A.M. Best and a BB+ rating from Standard & Poor's. Our ability to maintain such rating is dependent upon the results of operations of our subsidiaries and our financial strength. If we fail to preserve the strength of our balance sheet and to maintain a capital structure that lenders, the rating agencies and the market in general deems suitable, it could result in a downgrading of the ratings applicable to our senior unsecured indebtedness, including the senior notes. A downgrading would likely reduce the market value of the senior notes and may increase our future cost of capital.

USE OF PROCEEDS

        We estimate that the net proceeds from the offering, after deducting underwriters' discounts and other estimated offering expenses payable by us, will be approximately $                  .

        We intend to use approximately $31.8 million of the net proceeds from this offering to repay the indebtedness outstanding under our secured credit facility. The notes outstanding under our secured credit facility bear interest (3.57% at December 31, 2003) at prime or LIBOR plus a specified margin of up to 2.25%. At December 31, 2003, the annual maturities of the notes payable were as follows: 2004—$19.1 million; 2005—$8.7 million; 2006—$2.0 million; 2007—$2.0 million.

        We expect to use the balance of the net proceeds for general corporate purposes and may contribute all or a portion of the balance directly or indirectly to the capital and surplus of our life insurance subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical and pro forma basis for the years indicated. The ratios are calculated by dividing earnings by fixed charges. Earnings consist of income before income taxes, minority interests and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest expense on debt and the portion of operating leases that are representative of the interest factor. Interest expense includes interest incurred for credits to account balances, imputed interest expense based upon estimated future payments to a company that acts as a national supervisory agent with responsibility for paying commissions to our agents, interest expense on notes payable, interest expense on subordinated debt, amounts due under repurchase agreements and other interest expense.

Ratio of Earnings to Fixed Charges—Including Credits to Annuity Account Balances

	For the Year Ended December 31					Pro Forma Year Ended December 31, 2003(b)
	2003(a)	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges	1.2	1.2	1.1	1.2	1.1	1.1

(a)
On December 31, 2003, retroactively to January 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. See note 1 to our audited financial statements incorporated by reference herein.

(b)
The pro forma ratio reflects adjustments to the historical ratio to give effect to the increased interest expense from the issuance of the senior notes based on an assumed interest rate of 8.0% and the reduction of interest expense resulting from the repayment of $31.8 million of indebtedness outstanding under our secured credit facility.

        The following table sets forth our ratio of earnings to fixed charges excluding interest credited to account balances. This ratio is not required by the Securities and Exchange Commission but is presented here to reflect the effect of excluding interest credited to account balances, which we believe is not indicative of interest expense related to amounts borrowed. Interest credited to account balances does not require a cash outlay unless and until annuity holders elect to withdraw their account balances, subject to applicable surrender charges. Therefore, we view such expense as an operating expense and treat it as such in our consolidated statement of income.

Ratio of Earnings to Fixed Charges—Excluding Credits to Annuity Account Balances

	For the Year Ended December 31					Pro Forma Year Ended December 31, 2003(b)
	2003(a)	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges	3.8	4.8	1.9	2.2	1.4	2.2

(a)
On December 31, 2003, retroactively to January 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. See note 1 to our audited financial statements incorporated by reference herein.

(b)
The pro forma ratio reflects adjustments to the historical ratio to give effect to the increased interest expense from the issuance of the senior notes based on an assumed interest rate of 8.0% and the reduction of interest expense resulting from the repayment of $31.8 million of indebtedness outstanding under our secured credit facility.

CAPITALIZATION

        The table below shows our capitalization on a consolidated basis as of March 31, 2004. The table also shows adjustments to our capitalization to reflect this offering and the application of the estimated proceeds we will receive from this offering, net of fees and expenses.

	At March 31, 2004
	Actual	As Adjusted
	(Dollars in thousands)
Debt:
Senior notes offered hereby	$—	$150,000
Notes payable	31,833	—
Subordinated debentures(a)	116,555	116,555
Total debt	$148,388	$266,555
Stockholders' Equity:
Series Preferred Stock, par value $1 per share, 2,000,000 shares authorized; 625,000 shares of 1998 Series A Participating Preferred Stock issued and outstanding	$625	$625
Common Stock, par value $1 per share, 75,000,000 shares authorized; 36,099,035 shares issued and outstanding	36,099	36,099
Additional paid-in capital	214,369	214,369
Accumulated other comprehensive loss	(4,703)	(4,703)
Retained earnings	52,540	52,540
Total stockholders' equity	298,930	298,930
Total capitalization	447,318	565,485

(a)
On February 27, 2004, we executed a letter of intent with respect to the potential issuance of $30.9 million of subordinated debentures to a wholly owned trust relating to the trust's sale of $30.0 million of trust preferred securities in a private placement. We expect this transaction to close in the second quarter of 2004. The issuance of the subordinated debentures and the expected net proceeds therefrom are not reflected in this table.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The financial and operating data set forth below should be read in conjunction with, and are qualified by reference to, the financial statements and related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

	Year Ended December 31
	2003	2002	2001	2000	1999
	(Dollars in thousands except per share data)
Consolidated Statements of Income Data:
Revenues
Traditional life and accident and health insurance premiums	$13,686	$13,664	$13,141	$1,034	$10,294
Annuity and single premium universal life product charges	20,452	15,376	12,520	8,338	3,452
Net investment income	358,529	308,548	209,086	100,060	66,679
Realized gains (losses) on investments	6,946	(122)	787	(1,411)	(87)
Change in fair value of derivatives(a)	52,525	(57,753)	(55,158)	(3,406)	(528)

Total revenues	452,138	279,713	180,376	114,615	79,810
Benefits and expenses
Insurance policy benefits and change in future policy benefits	11,824	9,317	9,762	8,728	7,232
Interest credited to account balances	242,543	177,633	97,923	56,529	41,727
Change in fair value of embedded derivatives(a)	66,801	(5,027)	12,921	—	—
Interest expense on General Agency Commission and Servicing Agreement	3,000	3,596	5,716	5,958	3,861
Interest expense on notes payable	1,486	1,901	2,881	2,339	896
Interest expense on subordinated debentures(b)	7,661	—	—	—	—
Interest expense on amounts due under repurchase agreements	1,140	734	1,123	3,267	3,491
Other interest expense	138	1,043	381	—	—
Amortization of deferred policy acquisition costs	52,982	39,930	23,040	8,574	7,063
Other operating costs and expenses	25,618	21,635	17,176	14,602	12,445

Total benefits and expenses	413,193	250,762	170,923	99,997	76,715

Income before income taxes, minority interests and cumulative effect of change in accounting principle	38,945	28,951	9,453	14,618	3,095
Income tax expense (benefit)	13,505	7,299	333	2,385	(1,370)

Income before minority interests and cumulative effect of change in accounting principle	25,440	21,652	9,120	12,233	4,465
Minority interests in subsidiaries:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts(b)	—	7,445	7,449	7,449	2,022

Income before cumulative effect of change in accounting Principle	25,440	14,207	1,671	4,784	2,443
Cumulative effect of change in accounting for derivatives(a)	—	—	(799)	—	—

Net income(a)	$25,440	$14,207	$872	$4,784	$2,443

Per Share Data:
Earnings per common share:
Income before cumulative effect of change in accounting principle	$1.45	$0.87	$0.10	$0.29	$0.15
Cumulative effect of change in accounting for derivatives(a)	—	—	(0.05)	—	—
Earnings per common share	$1.45	$0.87	$0.05	$0.29	$0.15

Earnings per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$1.21	$0.76	$0.09	$0.26	$0.14
Cumulative effect of change in accounting for derivatives(a)	—	—	(0.04)	—	—

Earnings per common share—assuming dilution	$1.21	$0.76	$0.05	$0.26	$0.14

Dividends declared per common share	$0.01	$0.01	$0.01	$0.01	$0.01

	At December 31
	2003	2002	2001	2000	1999
	(Dollars in thousands except per share data)
Consolidated Balance Sheet Data:
Total Assets(d)	$8,989,177	$7,327,789	$4,819,220	$2,528,126	$1,717,619
Policy benefit reserves(d)	8,315,874	6,737,888	4,420,720	2,099,.915	1,358,876
Amounts due to related party under General Agency Commission and Servicing Agreement	40,601	40,345	46,607	76,028	62,119
Notes Payable	31,833	43,333	46,667	44,000	20,600
Subordinated debentures(b)	116,425	—	—	—	—
Company-obligated mandatorily redeemable preferred securities issued by subsidiary trusts(b)	—	100,486	100,155	99,503	98,982
Total stockholders' equity	263,716	77,478	42,567	58,652	34,324
	At and for the Year Ended December 31
	2003	2002	2001	2000	1999
	(Dollars in thousands except per share data)
Other Data:
Book value per share(e)	$7.19	$4.67	$2.24	$3.35	$1.72
Return on equity(f)	28.3%	23.7%	1.7%	10.3%	4.9%
Number of agents	42,239	41,396	33,894	21,908	17,855
Life insurance subsidiaries' statutory capital and surplus	$374,587	$227,199	$177,868	$145,048	$139,855
Life insurance subsidiaries' statutory net gain (loss) from operations before income taxes and realized capital gains (losses)	45,822	53,535	(5,675)	9,190	30,498
Life insurance subsidiaries' statutory net income (loss)(c)(g)	25,404	26,010	(17,187)	10,420	17,837

(a)
The accounting change resulted from the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which became effective on January 1, 2001.

(b)
Effective December 31, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. See note 1 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(c)
Our GAAP net income and statutory net loss in 2001 were affected by a decision to maintain a significant liquid investment position after the September 11, 2001 terrorist attacks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(d)
See note 1 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for a discussion of a change in balance sheet presentation in 2003.

(e)
Book value per share is calculated as total stockholders' equity less the liquidation preference of our series preferred stock dividend by the total number of shares of common stock outstanding.

(f)
We define return on equity as net income divided by average total stockholders' equity. Average total stockholders' equity is determined based upon the total stockholders' equity at the beginning and the end of the year. The computation of average stockholders' equity for 2003 has been calculated on a weighted average basis to recognize the significant increase in stockholders' equity that resulted from the receipt of the net proceeds from our initial public offering in December 2003.

(g)
Our statutory net loss in 2001 was also affected by (i) an increase in reserves related to sales of certain multi-year rate guaranteed products, which have reserve requirements that are higher in earlier years and (ii) income tax expense of $6.0 million caused by a difference between statutory and tax basis reserves and other timing differences.

DESCRIPTION OF THE SENIOR NOTES

        The following description of the particular terms of the senior notes supplements the description of the general terms and provisions of debt securities, including the senior notes, set forth in the accompanying prospectus. You should carefully read the entire prospectus supplement and accompanying prospectus to understand fully the terms of the senior notes. Reference is made to the accompanying prospectus for a summary of certain additional provisions of the senior notes.

General

        We will issue the senior notes as a separate series of senior debt securities under an amended and restated indenture, dated as of April 22, 2004, as supplemented by a supplemental indenture, dated April    , 2004, between us and U.S. Bank National Association, as trustee. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying prospectus and the indenture.

        The senior notes will bear interest at the rate of            % per annum. Interest will accrue from            , 2004. We will pay interest on the senior notes on     and    of each year, beginning                , 2004. Interest payments will be made to the persons or entities in whose names the senior notes are registered at the close of business on    , and    , as the case may be, next preceding the relevant interest payment date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

        The senior notes will mature on            , 2016. We may not redeem the senior notes before maturity. The senior notes will not have the benefit of, or be subject to, any sinking fund.

        The trustee will act as our paying agent for the senior notes. We will make principal and interest payments in respect of the senior notes through the trustee. See "Book-Entry System" below and "Description of Debt Securities—Payment and Paying Agents" in the accompanying prospectus.

        The senior notes will be issued only in registered form and in denominations of $1,000 and integral multiples of $1,000.

Ranking of the Senior Notes

        The senior notes will be senior unsecured obligations of ours and will rank equal in right of payment to all of our other senior unsecured indebtedness. The senior notes will rank junior and be subordinate to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness. In addition, we are structured as a holding company and conduct most of our business operations through our subsidiaries. The senior notes will be effectively subordinated to all existing and future indebtedness and other liabilities and obligations of our subsidiaries, which are distinct legal entities having no obligation to pay any amounts pursuant to the senior notes or to make funds available.

        As of December 31, 2003, after giving effect to the offering of the senior notes and the application of the net proceeds as described in "Use of Proceeds," we would have had no outstanding senior unsecured indebtedness (other than the senior notes) and no secured indebtedness, and our subsidiaries would have had no outstanding long-term indebtedness. Our subsidiaries have liabilities associated with insurance policies issued by the subsidiaries, reinsurance obligations and other trade payables and expenses.

Defeasance

        The discharge, defeasance and covenant defeasance provisions of the indenture described in the accompanying prospectus under "Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance" will apply to the senior notes.

Book-Entry System

        The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. Upon issuance, the senior notes will be issued only in the form of one or more definitive global securities which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for senior notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        Ownership of beneficial interests in a global note will be limited to persons that have accounts with DTC for such global note, participants, or persons that may hold interests through participants. Upon the issuance of a global note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the senior notes represented by such global note beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

        So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by such global note for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have senior notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such senior notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal and interest payments on interests represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner of such global note. None of American Equity, the trustee or any other agent of American Equity or agent of the trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of a global note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such global note as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be responsibility of such participants.

        If DTC is at any time unwilling, unable or ineligible to continue as depositary for the senior notes, and we fail to appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue senior notes in definitive form in exchange for the respective global notes. Any senior notes issued in definitive form in exchange for the global notes will be registered in such name or names, and will be issued in denominations of $1,000 and integral multiples of $1,000, as DTC shall instruct the trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

        DTC advises that is a limited purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-Day Settlement and Payment

        Settlement for the senior notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the senior notes will be made by us in immediately available funds.

        The debentures will trade in DTC's Same-Day Funds Settlement System until maturity and secondary market trading activity in the senior notes will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the senior notes.

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the senior notes, create and issue further senior notes ranking pari passu with the senior notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further senior notes or except for the first payment of interest following the issue date of such further senior notes, and so that such further senior notes may be consolidated and form a single series with the senior notes offered hereby and have the same terms as to status, redemption or otherwise as the senior notes offered hereby.

Additional Terms

        For additional important information about the senior notes, see "Description of Debt Securities" in the accompanying prospectus. That information includes:

  •
  additional information on the terms of the senior notes;

  •
  general information on the indenture and trustee;

  •
  a description of the limitation on consolidation, merger and sale of assets; and

  •
  a description of events of default under the indenture.

Paying Agent

        We will pay interest, principal and any other money due on the senior notes at the office of the paying agent of the trustee in New York City. The office of the paying agent is currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

Relationship With the Trustee

        The trustee under the indenture, U.S. Bank National Association, maintains ordinary banking and trust relationships with us and our subsidiaries.

UNDERWRITING

        We intend to offer the senior notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc. and Advest, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement and related pricing agreement, dated                        , 2004, between us and the underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase, the respective principal amount of the senior notes set forth opposite their respective names below:

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Raymond James & Associates, Inc.
Advest, Inc.
Wachovia Capital Markets, LLC

Total		$150,000,000

        The underwriters have agreed to purchase all of the senior notes sold pursuant to the underwriting agreement if any of these senior notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us that they propose initially to offer the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of            % of the principal amount of the senior notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of            % of the principal amount of the senior notes to other dealers. After the initial public offering, the public offering price may be changed.

        The expenses of the offering, not including the underwriting discount, are estimated to be $                        and are payable by us.

New Issue of Senior Notes

        The senior notes are a new issue of securities for which there is no public trading market. We do not intend to apply for listing of the senior notes on any national securities exchange or for quotation of the senior notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the senior notes after the consummation of the offering.

However, the underwriters are under no obligation to do so and may discontinue any market-making activities, if commenced, at any time without notice. We cannot assure the liquidity of the trading market, if any, for the senior notes or that an active trading market for the senior notes will develop. If an active trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the senior notes. Such transactions include, without limitation, bids or purchases to peg, fix or maintain the price of the senior notes. If the underwriters create a short position in the senior notes in connection with the offering, i.e., they sell more senior notes than are on the cover page of the prospectus supplement, the underwriters may reduce that short position by purchasing senior notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect the transactions described above may have on the price of the senior notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        Some of the underwriters or their affiliates have provided, and may in the future continue to provide, investment and commercial banking and financial advisory services, including the provision of credit facilities, for us and our affiliates in the ordinary course of business for which they have received customary fees.

LEGAL MATTERS

        The validity of the senior notes and certain matters relating thereto will be passed upon on behalf of American Equity by Wendy L. Carlson, our General Counsel, and Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Ms. Carlson is a full-time employee and officer of our company, and she holds shares of our common stock and options and management subscription rights to purchase additional shares of our common stock. Certain legal matters will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York.

EXPERTS

        Our consolidated financial statements and schedules as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated in this prospectus supplement and the accompanying prospectus by reference from the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$250,000,000

American Equity
Investment Life Holding Company

Debt Securities
American Equity Capital Trust V

American Equity Capital Trust VI

Trust Preferred Securities Fully and Unconditionally
Guaranteed by American Equity Investment Life Holding Company

        We may offer, from time to time, debt securities. Specific terms of these debt securities will be provided in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you make your investment decision.

        American Equity Capital Trust V and American Equity Capital Trust VI are Delaware statutory trusts. The trusts may offer, from time to time, trust preferred securities. We will guarantee the payment of dividends and payments on liquidation or redemption of the trust preferred securities, as described in this prospectus and in an applicable prospectus supplement. We will own the trust interests represented by the common securities to be issued by each trust. Each trust exists for the sole purpose of issuing its trust interests and investing the proceeds in debt securities, unless an applicable prospectus supplement indicates otherwise.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2004.

        This prospectus is part of a joint registration statement filed by American Equity Investment Life Holding Company, American Equity Capital Trust V and American Equity Capital Trust VI with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $250,000,000. This prospectus provides you with a general description of the securities we and the trusts may offer. Each time we or the trusts sell securities, we or the trusts will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

        The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the trusts and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document. Our business, financial condition, results of operations or prospects may have changed since that date.

        All references to "we," "us," "our," or "American Equity" in this prospectus are to American Equity Investment Life Holding Company. References in this prospectus to the "trusts" refer to American Equity Capital Trust V and American Equity Capital Trust VI.

FORWARD-LOOKING STATEMENTS

        This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, trend analyses and other information contained in this prospectus and elsewhere (such as in filings by us with the Securities and Exchange Commission, press releases, presentations by us or our management or oral statements) relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include, among other things:

  •
  general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated therewith, the market value of our investments and the lapse rate and profitability of policies;

  •
  customer response to new products and marketing initiatives;

  •
  changes in the Federal income tax laws and regulations which may affect the relative income tax advantages of our products;

  •
  increasing competition in the sale of annuities;

  •
  regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of products; and

  •
  the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission.

        You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this prospectus. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

        We operate in one business segment as a full service underwriter of a broad line of annuity and insurance products. Our business consists primarily of the sale of fixed rate and index annuities. We develop, market, issue and administer these annuities and life insurance products through our life insurance subsidiaries, American Equity Investment Life Insurance Company and American Equity Investment Life Insurance Company of New York. We are currently licensed to sell our products in 47 states and the District of Columbia. In December 2003, we completed an initial public offering of our common stock to raise capital to support future growth of our business.

        We market our products through a variable cost distribution network which consisted of approximately 60 national marketing organizations and 42,000 independent agents as of December 31, 2003. Our relationships with these agents are largely maintained through our national marketing organizations. We market our products primarily to individuals in the United States ages 45-75 who are seeking to accumulate tax-deferred savings.

        We were incorporated in the State of Delaware on December 15, 1995, and reincorporated in the State of Iowa on January 7, 1998. Our executive offices are located at 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266, and our telephone number is (515) 221-0002. Our web site address is www.american-equity.com. Information contained on our website does not constitute part of this prospectus.

THE TRUSTS

        We created two Delaware statutory trusts, each pursuant to a declaration of trust executed by us as sponsor for each trust and its trustees. The trusts are named American Equity Capital Trust V and American Equity Capital Trust VI.

        We have filed, as an exhibit to the registration statement of which this prospectus is a part, a form of Amended and Restated Declaration of Trust for each trust which contains the terms and conditions under which the trusts will issue and sell their preferred securities and common securities. We refer to each Amended and Restated Declaration of Trust as a declaration with respect to that trust.

        Unless an applicable prospectus supplement provides otherwise, each trust exists solely to:

  •
  issue and sell preferred securities, which we refer to as trust preferred securities. The proceeds of the trust preferred securities will be invested in a specified series of our debt securities;

  •
  issue and sell common securities, which we refer to as trust common securities. The trust common securities will be issued and sold to us in exchange for cash. The proceeds from the sale will be invested in additional series of our debt securities; and

  •
  engage in other activities only as are necessary, convenient or incidental to the above two purposes.

        Neither trust will borrow money, issue debt, reinvest proceeds derived from investments, pledge any of its assets, nor otherwise undertake or permit to be undertaken any activity that would cause it to not be classified as a grantor trust for United States federal income tax purposes.

        We will own all of the trust common securities. The holder of the trust common securities will receive payments that will be made on a ratable basis with the trust preferred securities. However, the right of the holder of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the right of the trust preferred securities holders if there is a continuing event of default under the declaration.

        We will acquire trust common securities having an aggregate liquidation amount equal to the percentage set forth in the applicable prospectus supplement of the total capital of the trust.

        Each trust will have a term of 55 years, but may end earlier if its declaration so provides.

        We will pay all fees and expenses related to each trust and the offering of the trust preferred securities by each trust.

        The principal place of business of each trust is c/o American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266. The telephone number is: (515) 221-0002.

        The trustees of each trust will conduct the business and affairs of their respective trusts. The trustees' duties and obligations will be governed by the declaration of their respective trust. Each trust's trust common securities holders will be entitled to appoint, remove, replace, or change the number of trustees for their respective trust.

        Each trust will include the following trustees:

  •
  at least one regular trustee, which is a person who is an employee or officer of or who is affiliated with us;

  •
  at least one property trustee, which is a financial institution that is not affiliated with us and which will act as property trustee and indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms described in an applicable prospectus supplement; and

  •
  at least one Delaware trustee, which is an individual resident of, or a legal entity with a principal place of business in, the State of Delaware, unless the trust's property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law.

        The trustees of each trust are collectively referred to as the trustees. Unless otherwise indicated in an applicable prospectus supplement, the property trustee will be U.S. Bank National Association and the Delaware trustee will be U.S. Bank Trust National Association, with its Delaware office located at 300 Delaware Avenue, Suite 812, Wilmington, DE 19801.

USE OF PROCEEDS

        Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes. The trusts will use all proceeds from the sale of trust preferred securities to purchase our debt securities. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the years indicated. The ratios are calculated by dividing earnings by fixed charges. Earnings consist of income before income taxes, minority interests and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest expense on debt and the portion of operating leases that are representative of the interest factor. Interest expense includes interest incurred for credits to account balances, imputed interest expense based upon estimated future payments to a company that acts as a national supervisory agent with responsibility for paying commissions to our agents, interest expense on notes payable, interest expense on subordinated debt, amounts due under repurchase agreements and other interest expense.

	For the Year Ended December 31,
	2003(a)	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges	1.2	1.2	1.1	1.2	1.1

(a)
On December 31, 2003, retroactively to January 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. See note 1 to our audited financial statements incorporated by reference herein.

        The following table sets forth our ratio of earnings to fixed charges excluding interest credited to account balances. This ratio is not required by the Securities and Exchange Commission but is presented here to reflect the effect of excluding interest credited to account balances, which we believe is not indicative of interest expense related to amounts borrowed. Interest credited to account balances does not require a cash outlay unless and until annuity holders elect to withdraw their account balances, subject to applicable surrender charges. Therefore, we view such expense as an operating expense and treat it as such in our consolidated statement of income.

	For the Year Ended December 31,
	2003(a)	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges Excluding Interest Credited to Account Balances	3.8	4.8	1.9	2.2	1.4

(a)
On December 31, 2003, retroactively to January 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. See note 1 to our audited financial statements incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES

        As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time in one or more series. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture". This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the "indentures". Unless the applicable prospectus supplement states otherwise, the trustee under the indentures will be U.S. Bank National Association. The trustee will be a financial institution that is not affiliated with us.

        The indentures are filed as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures and the debt securities, including the definitions therein of certain terms. Accordingly, we strongly encourage you to refer to the indentures and the debt securities for a complete understanding of the terms and conditions applicable to the indentures and the debt securities. You should read this description of the debt securities and the indentures and the prospectus supplement relating to the applicable series of debt securities before you buy any debt securities.

General

        The debt securities will be our unsecured senior or subordinated obligations. The term "senior" is generally used to describe debt obligations which entitle the holder to receive payment of principal and interest upon the happening of certain events prior to the holders of "subordinated" debt. Events which can trigger the right of holders of senior indebtedness to receive payment of principal and interest prior to payments to the holders of subordinated indebtedness include insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or an event of default under the senior indebtedness.

        We may issue the senior debt securities, pursuant to the senior indenture, in one or more series. All series of senior debt securities issued under the senior indenture will be equal in ranking. The senior debt securities also will rank equally with all our other unsecured indebtedness, other than unsecured indebtedness expressly designated by the holders thereof to be subordinate to our senior debt securities.

        The senior indebtedness issued pursuant to the senior indenture will rank junior and be subordinate to any of our secured indebtedness. In the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to the secured indebtedness, the holders of our secured indebtedness would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under the senior indenture.

        Additionally, the senior indebtedness issued pursuant to the senior indenture will rank junior and be subordinate to any indebtedness of our subsidiaries. In the event of a bankruptcy, receivership, liquidation or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of creditors of the subsidiary, including liabilities under contracts of insurance and annuities written by our insurance subsidiaries, rather than our creditors. As a result of the application of the subsidiary's assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of our subsidiaries would adversely impact our financial condition and possibly impair our ability to meet our obligations on the debt securities. In addition, any liquidation of the assets of a subsidiary to satisfy claims of the subsidiary's creditors might make it impossible for such subsidiary to pay dividends to us. This inability to pay dividends would further impair our ability to satisfy our obligations under the debt securities.

        The debt securities issued under the subordinated indenture will be subordinate in right of payment in respect of principal of (and premium, if any) and interest owing under the subordinated debt securities to all our senior indebtedness in the manner described below under the caption "Subordination."

        As of December 31, 2003, we had an aggregate of $31.8 million of senior secured indebtedness outstanding, $116.4 million of subordinated indebtedness outstanding, no outstanding senior unsecured indebtedness and our subsidiaries had no outstanding long-term indebtedness.

        The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability to incur other debt.

        We will provide a prospectus supplement to accompany this prospectus for each series of debt securities we offer. Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

  •
  the title of debt securities and whether they are subordinated debt securities or senior debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the price or prices at which we will sell the debt securities;

  •
  the maturity date or dates of the debt securities;

  •
  the rate or rates of interest, if any, which may be fixed or variable, per annum at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

  •
  the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

  •
  the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

  •
  the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

  •
  whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

  •
  the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

  •
  if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

  •
  our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

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  the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest on the debt securities, if not United States dollars;

  •
  provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

  •
  any additions to the events of default or our covenants with respect to the applicable series of debt securities;

  •
  the terms, if any, upon which the holders may convert or exchange such debt securities into other securities or property;

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  whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

  •
  the depositary for global or certificated debt securities;

  •
  any special tax implications of the debt securities;

  •
  any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented, and any other terms which may be required by or advisable under applicable laws or regulations.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

        Subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness. Under the subordinated indenture, "senior indebtedness" means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

  •
  the principal of (and premium, if any) and interest in respect of our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

  •
  all our capital lease obligations;

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  all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

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  all our obligations for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

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  all our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

  •
  all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

  •
  all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours whether or not such obligation is assumed by us.

        Senior indebtedness does not include:

  •
  indebtedness or monetary obligations to trade creditors created or assumed by us or any of our subsidiaries in the ordinary course of business in connection with the obtaining of materials or services;

  •
  indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

  •
  any indebtedness of us to our affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with us that is a financing vehicle of us in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by us) unless otherwise expressly provided in the terms of any such indebtedness.

        Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

        In the event and during the continuation of any default by us in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, or in the event that the maturity of any of our senior indebtedness has been accelerated because of a default, then no payment will be made by us with respect to the principal (including redemption and sinking fund payments) of (or premium, if any) or interest on the subordinated debt securities.

        In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior indebtedness before the holders of the subordinated debt securities will be entitled to receive any payment of principal of (and premium, if any) or interest on the subordinated debt securities.

        In addition, if any of the following events occurs, we will pay in full all senior indebtedness before we make any payment on account of the principal of (and premium, if any) or interest on the subordinated debt securities to any holder of subordinated debt securities:

  •
  any dissolution or winding-up or liquidation or reorganization of us, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

  •
  any general assignment by us for the benefit of creditors; or

  •
  any other marshaling of our assets or liabilities.

        In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

        The subordinated indenture does not limit the amount of senior indebtedness that we can incur.

        If debt securities are issued to a trust in connection with the issuance of trust preferred securities, such debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

Restrictive Covenant

        The following restrictive covenant shall apply to each series of senior debt securities:

        Limitations on Dispositions of Stock of Certain Subsidiaries.    So long as any senior debt securities are outstanding and subject to the provisions of the senior indenture regarding mergers, consolidations and sales of assets, neither we nor any of our subsidiaries will sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of:

  •
  American Equity Investment Life Insurance Company;

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  American Equity Investment Life Insurance Company of New York;

  •
  any successor to substantially all of the business of American Equity Investment Insurance Company or American Equity Investment Life Insurance Company of New York which is also a subsidiary of us; or

  •
  any corporation (other than us) having direct or indirect control of American Equity Investment Insurance Company, American Equity Investment Life Insurance Company of New York or any such successor.

        Except for, in each case:

  •
  a sale or other disposition of any of such stock to a direct or indirect wholly-owned subsidiary of us;

  •
  a sale or other disposition of shares which are "directors' qualifying shares;"

  •
  a sale or other disposition of all of such stock for at least fair value (as determined by our board of directors acting in good faith); or

  •
  a sale or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at our request or the request of any of our subsidiaries.

Consolidation, Merger, Sale of Assets and Other Transactions

        We may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of us, and (ii) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of us, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

  •
  we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all the obligations of us under the debt securities, the indentures, and any guarantees of preferred securities or common securities issued by the trusts;

  •
  immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

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  if at the time any preferred securities of the trusts are outstanding, such transaction is not prohibited under the applicable declaration of trust and the applicable preferred securities guarantee of each trust; and

  •
  we deliver to the trustee an officer's certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

Events of Default, Notice and Waiver

        The following shall constitute "events of default" under the indentures with respect to each series of debt securities:

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  our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

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  our failure to pay principal of (or premium, if any) any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

  •
  our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure;

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  certain defaults with respect to our debt (other than the debt securities or non-recourse debt) in any aggregate principal amount in excess of $50,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt; and

  •
  certain events of bankruptcy, insolvency or reorganization of us.

        If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

        Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in aggregate principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

        The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

        The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

        No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security) unless (i) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action, (iii) the holder or holders have offered the trustee reasonable indemnity for its costs, expenses and liabilities, (iv) the trustee shall not have instituted such action within 60 days of such request and (v) the holders of a majority in principal amount of the outstanding debt securities of each affected series did not direct the trustee to refrain from instituting the action.

        We are required to furnish annually to the trustee statements either stating that no default exists or specifying any default that does exist.

Discharge, Defeasance and Covenant Defeasance

        We may discharge or defease our obligations under each indenture as set forth below. For purposes of the indentures, obligations with respect to debt securities are discharged and defeased when, through the fulfillment of the conditions summarized below, we are released and discharged from performing any further obligations under the relevant indenture with respect to the debt securities. Covenant defeasance occurs when we are released from performing any further obligations under specific covenants in the indenture relating to the debt securities.

        We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or U.S. government obligations (as defined in either indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity or upon redemption, the principal of (and premium, if any) and interest on such debt securities.

        We may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) ("defeasance") or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the irrevocable deposit with the relevant indenture trustee, in trust for such purpose, of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers' certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

        We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

        We are restricted in our ability to modify the indentures. However, we may in certain circumstances modify the indentures either before or after the debt securities are issued. The following is a summary of the applicable provisions under the indentures.

        With the Consent Securityholders.    We and the applicable trustee may modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

  •
  extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

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  reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

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  change the currency in which any debt security or any premium or interest is payable;

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  impair the right to enforce any payment on or with respect to any debt security;

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  adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

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  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults;

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  reduce the requirements contained in the indentures for quorum or voting; or

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  modify any of the above provisions.

        If debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities of the applicable trust have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities of the applicable trust has consented to the supplemental indenture.

        The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

        Without the Consent of Securityholders.    In addition, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders for one or more of the following purposes:

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  to cure any ambiguity, defect, or inconsistency in the indentures, in any supplemental indenture or in the debt securities issued under the indentures;

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  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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  to add to the covenants of us for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us under the indentures;

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  to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as set forth in the indentures;

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  to make any change that does not adversely affect the rights of any securityholder in any material respect;

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  to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series, to establish the form of any certifications required to be furnished pursuant to the terms of the indentures or any series of debt securities or to add to the rights of the holders of any series of debt securities;

  •
  to add any additional events of default for the benefit of the holders of all or any series of debt securities;

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  to secure the debt securities;

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  to evidence and provide for the acceptance of appointment under the indentures by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indentures; or

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  to evidence the succession of another corporation to us, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligation of us under the indentures.

Payment and Paying Agents

        Payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

        Principal of (and premium, if any) and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

        We may act as our own paying agent or appoint one or more paying agents for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for the payment of the principal, interest or premium, if any, on any debt security which remain unclaimed at the end of two years after such principal, interest or premium, if any, has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

        Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement relating to that series.

        A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

  •
  DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

  •
  we determine, in our sole discretion, that the global security shall be exchangeable.

        If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the offices of an agent appointed by us under the indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

        The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws, except to the extent that the Trust Indenture Act of 1939 is applicable, in which case the Trust Indenture Act will govern.

Relationship With the Trustees

        The trustee under the indentures is U.S. Bank National Association. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the indentures.

Conversion or Exchange Rights

        The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES

        This section describes the general terms and provisions of the trust preferred securities that may be offered by this prospectus. When the trusts offer to sell a particular series of the trust preferred securities, a prospectus supplement will describe the specific terms of the series. The prospectus supplement will also indicate whether the general terms described in this section apply to that particular series of trust preferred securities.

        Specified terms and provisions of the trust preferred securities and related trust guarantees are described in this section. The summary is not complete and is qualified in its entirety by reference to all of the provisions of the declarations of trust, the trust preferred securities and the trust guarantees, including the definitions therein of certain items. Accordingly, we strongly encourage you to refer to the declarations, the trust preferred securities and the trust guarantees for a complete understanding of the terms and conditions applicable to the declarations, the trust preferred securities and the trust guarantees. You should read this description of the trust preferred securities and the declarations and the prospectus supplement relating to the applicable series of the trust preferred securities before you buy any trust preferred securities. The forms of amended and restated declarations of trust and form of trust guarantees are filed as exhibits to the registration statement.

Trust Preferred Securities

        Each declaration will authorize the trustees of each trust to issue on behalf of the trust one series of trust preferred securities and one series of trust common securities. We collectively refer to the trust preferred securities and the trust common securities as the trust securities. The trust preferred securities will be issued to the public pursuant to the registration statement of which this prospectus is a part, and the trust common securities will be issued directly or indirectly to us.

        The trust preferred securities will have the terms, including dividends, redemption, voting, conversion, liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the applicable declaration or made part of the declaration by the Trust Indenture Act.

        Refer to the applicable prospectus supplement relating to the trust preferred securities of each trust for specific terms, including:

  •
  the distinctive designation of trust preferred securities;

  •
  the number of trust preferred securities issued by the trust;

  •
  the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the trust and the date or dates upon which the distributions will be payable and any right to defer payment thereof;

  •
  whether distributions on trust preferred securities issued by the trust will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by the trust will be cumulative;

  •
  the amount or amounts which will be paid out of the assets of the trust to the trust preferred securities holders upon voluntary or involuntary dissolution, winding-up or termination of the trust;

  •
  the terms and conditions, if any, upon which the related series of our debt securities may be distributed to trust preferred securities holders;

  •
  the obligation, if any, of the trust to purchase or redeem trust preferred securities issued by the trust and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities issued by the trust will be purchased or redeemed, in whole or in part, pursuant to the obligation;

  •
  the voting rights, if any, of trust preferred securities issued by the trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the trust preferred securities holders, as a condition to specified action or amendments to the applicable declaration;

  •
  the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related debt securities; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust that are consistent with the applicable declaration or applicable law.

        Pursuant to the declaration, the property trustee will own our debt securities purchased by the applicable trust for the benefit of the trust preferred securities holders and the trust common securities holders. The payment of dividends out of money held by the applicable trust, and payments upon redemption of trust preferred securities or liquidation of any trust, will be guaranteed by us to the extent described below under "—Trust Guarantees." The trust guarantees, when taken together with our obligations under such debt securities, the indenture under which such debt securities are issued and the applicable declaration, will provide a full, irrevocable and unconditional guarantee on a subordinated basis of payments due on the trust preferred securities, to the extent described below under "—Trust Guarantees." No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

        Specific United States federal income tax considerations applicable to an investment in trust preferred securities will be described in the applicable prospectus supplement.

        In connection with the issuance of trust preferred securities, each trust will also issue one series of trust common securities. Each declaration will authorize the regular trustees of a trust to issue on behalf of the trust one series of trust common securities having the terms, including dividends, conversion, redemption, voting, liquidation rights or the restrictions described in the applicable declaration. Except as otherwise provided in the applicable prospectus supplement, the terms of the trust common securities issued by the trust will be substantially identical to the terms of the trust preferred securities issued by the trust, and the trust common securities will rank on equal terms with, and payments will be made on a ratable basis with, the trust preferred securities. However, upon an event of default under the applicable declaration, the rights of the holders of the trust common securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the trust preferred securities holders. Except in limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the trustees of the related trust. All of the trust common securities of each trust will be directly or indirectly owned by us.

        The applicable prospectus supplement will describe whether we and/or certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with the property trustee.

        Modification of the Declaration.    We are restricted in our ability to modify the declaration. The following is a summary of the provisions with respect to amendments to the declaration. No amendment to the declaration may be made:

  •
  unless, in the case of any proposed amendment, the property trustee shall have first received an officers' certificate from each of the trust and the sponsor that such amendment is permitted by,

    and conforms to, the terms of the declaration (including the terms of securities issued thereunder);

  •
  unless, in the case of any proposed amendment which affects the rights, powers, duties, obligations or immunities of the property trustee, the property trustee shall have first received:

  •
  an officers' certificate from each of the trust and the sponsor that such amendment is permitted by, and conforms to, the terms of this declaration (including the terms of securities issued thereunder); and

  •
  an opinion of counsel (who may be counsel to the sponsor or the trust) that such amendment is permitted by, and conforms to, the terms of declaration (including the terms of securities issued thereunder); and

  •
  to the extent the result of such amendment would be to:

  •
  cause the trust to fail to continue to be classified for purposes of United States federal income taxation as a grantor trust;

  •
  reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act; or

  •
  cause the trust to be deemed to be an investment company required to be registered under the Investment Company Act.

        At such time after the trust has issued any securities that remain outstanding, any amendment that would adversely affect the rights, privileges or preferences of any holder of securities issued under the declaration may be effected only with such additional requirements as may be set forth in the terms of such securities.

        The sections of the declaration governing the registration and transfer of securities issued under the trust by the regular trustees and modifications of the declaration shall not be amended without the consent of all of the holders of the securities issued under the declaration.

        The provisions of the declaration governing the sponsor's purchase of trust common securities and the responsibilities of the sponsor under the declaration shall not be amended without the consent of the holders of a majority in liquidation preference of the trust common securities.

        The rights of the holders of the trust common securities under the declaration to increase or decrease the number of, and appoint and remove trustees shall not be amended without the consent of the holders of a majority in liquidation preference of the trust common securities.

        The declaration may be amended without the consent of the holders of the securities issued under the declaration to:

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  cure any ambiguity;

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  correct or supplement any provision in the declaration that may be defective or inconsistent with any other provision of this declaration;

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  add to the covenants, restrictions or obligations of the sponsor;

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  conform to any change in Rule 3a-5 under the Securities Exchange Act of 1934 or written change in interpretation or application of Rule 3a-5 by any legislative body, court, government agency or regulatory authority which amendment does not have a material adverse effect on the rights, preferences or privileges of the holders of securities issued under the declaration; and

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  cause the trust to continue to be classified for United States federal income tax purposes as a grantor trust.

        Enforcement of Certain Rights by Holders of Preferred Securities.    If an event of default occurs, and is continuing, under the declaration of either trust, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the related debt securities against us. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

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  direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

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  direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee to exercise the remedies available to it as a holder of our debt securities.

        If the property trustee fails to enforce its rights under the applicable series of debt securities, a holder of trust preferred securities of such trust may, after a period of 30 days has elapsed from such holder's written request to the property trustee to enforce such rights, institute a legal proceeding directly against us to enforce the property trustee's rights under the applicable series of debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

        Notwithstanding the foregoing, if an event of default occurs and the event is attributable to our failure to make any payment on the debt securities when due, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment.

Trust Guarantees

        General.    We will irrevocably and unconditionally agree, to the extent described in the trust guarantees, to pay in full, to the trust preferred securities holders of each trust, the trust guarantee payments (as defined below), except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. Our obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the trust preferred securities holders or by causing the applicable trust to pay the required amounts to the holders.

        The following payments regarding the trust preferred securities, which we refer to as the trust guarantee payments, to the extent not paid by the applicable trust, will be subject to the trust guarantees, without duplication:

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  any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the trust has funds available to make these payments;

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  the redemption price payable out of available funds, with respect to any trust preferred securities called for redemption by the trust, to the extent the trust has funds available to make that payment; and

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  upon a liquidation of the trust, other than in connection with the distribution of our debt securities to the trust preferred securities holders, the lesser of (i) the aggregate of the liquidation preference and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available to make that payment; and (ii) the amount of assets of the trust remaining available for distribution to the holders of the trust preferred securities upon liquidation of the trust.

        Subordination.    Our obligation under each guarantee to make the guarantee payments will be an unsecured obligation of us and will rank:

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  subordinate and junior in right of payment to all of our other liabilities, except those obligations or liabilities ranking equal to or subordinate to the guarantees by their terms;

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  equally with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates; and

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  senior to all of our common stock.

        If subordinated debt securities are issued to the applicable trust, the terms of the trust preferred securities will provide that each holder of trust preferred securities by accepting the trust preferred securities agrees to the subordination provisions and other terms of the guarantee related to subordination.

        Each guarantee will be unsecured and, because we are principally a holding company, will be effectively subordinated to all existing and future liabilities of our subsidiaries, including liabilities under contracts of insurance and annuities written by our insurance subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by us.

        As of December 31, 2003, we had an aggregate of $31.8 million of senior secured indebtedness outstanding, $116.4 million of subordinated indebtedness outstanding, no outstanding senior unsecured indebtedness and our subsidiaries had no outstanding long-term indebtedness. As of December 31, 2003, there were 625,000 shares of our Series A Participating Preferred Stock issued and outstanding.

        Covenants of American Equity.    In each trust guarantee, we will covenant that, so long as any trust preferred securities issued by the trust remain outstanding, and if (i) we will have exercised our right to defer interest payments on the debt securities and such extension shall be continuing, (ii) we shall be in default with respect to our payment or under obligations under the trust guarantee, or (iii) there will have occurred and be continuing any event that, with the giving of notice or lapse of time or both, would constitute an event of default under the indenture, we will not do any of the following:

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  declare or pay any dividend on, make any distributions regarding, or redeem, purchase or acquire or make a liquidation payment regarding, any of our capital stock;

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  make any payment of the principal of and any premium and interest on or repay, repurchase or redeem any debt securities issued by us which rank equal or junior to the debt securities owned by the trust; and

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  make any guarantee payments regarding the trust preferred securities, other than pursuant to the trust guarantee.

        However, even during such circumstances, we may:

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  purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security requiring us to purchase our capital stock;

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  purchase our capital stock from officers or employees of us or our subsidiaries upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring us to purchase our capital stock;

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  reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

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  declare common stock dividends or distributions in our common stock; and

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  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

        Amendment and Assignment.    Except regarding any changes which do not adversely affect the rights of trust preferred securities holders of any trust, in which case no vote will be required, the trust guarantees regarding the trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities. The manner of obtaining the approval of trust preferred securities holders will be as described in the applicable prospectus supplement. All guarantees and agreements contained in the trust guarantees will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the outstanding trust preferred securities.

        Termination of the Trust Guarantees.    Each trust guarantee will end as to the trust preferred securities issued by the trust upon any of the following:

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  full payment of the redemption price of all trust preferred securities;

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  distribution of our debt securities held by the trust to the trust preferred securities holders; or

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  full payment of the amounts payable in accordance with the declaration upon liquidation of the trust.

        Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

        Each guarantee provides that an event of default under a guarantee occurs upon our failure to perform any of our obligations under the applicable guarantee.

        Each trust guarantee represents a guarantee of payment and not of collection. Each trust guarantee will be deposited with the property trustee to be held for the benefit of the trust preferred securities of the applicable trust. The property trustee will have the right to enforce the trust guarantees on behalf of the trust preferred securities holders of the applicable trust. The holders of not less than a majority in aggregate liquidation preference of the trust preferred securities of the applicable trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the applicable trust guarantee, including the giving of directions to the property trustee.

        If the property trustee fails to enforce a trust guarantee as provided above, any holder of trust preferred securities of the applicable trust may, after making a written request to the property trustee to enforce the trust guarantee, institute a legal proceeding directly against us to enforce its rights under the trust guarantee, without first instituting a legal proceeding against the applicable trust, or any other person or entity.

        Governing Law.    Each trust guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

        The applicable prospectus supplement will set out the status of the trust guarantee.

Expenses of the Trust

        We will agree to pay all of the costs, expenses or liabilities of the trusts, other than obligations of the trusts to pay to the holders of any trust preferred securities or trust common securities the amounts due pursuant to the terms of the trust preferred securities or trust common securities.

PLAN OF DISTRIBUTION

        We may in the near future offer up to $150,000,000 in senior notes covered by this prospectus. We and/or the trusts may sell the securities covered by this prospectus in any of three ways (or in any combination):

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  to or through underwriters or dealers;

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  directly to a limited number of purchasers or to a single purchaser; or

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  through agents.

        The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

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  the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which the securities may be listed.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than eight percent (8%) for the sale of any securities being registered pursuant to SEC Rule 415.

        Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

        If indicated in an applicable prospectus supplement, we and/or the trusts may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we and/or the trust pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We and/or the trust may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us and/or the trust at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us and/or the trust against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us and/or the trust in the ordinary course of business.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us and the trusts by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        Our consolidated financial statements and schedules as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated in this prospectus by reference from the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information. We provide a list of all documents we incorporate by reference in this prospectus under "Incorporation of Certain Documents by Reference" below.

        You may read and copy the information that we incorporate by reference in this prospectus as well as other reports, proxy statements and other information that we file with the SEC at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the SEC. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Shareholder Relations, American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, Attention Shareholder Relations, (515) 221-0002. These reports, proxy statements and other information may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date such information is presented, or, with respect to information incorporated by reference from reports or documents filed with the SEC, as of the date such report or document was filed. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC's website or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

        Rather than include certain information in this prospectus that we have already included in documents filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus. Accordingly, we incorporate by reference the following document filed with the SEC by us:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

        We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the filing of this registration statement and before its effectiveness and (2) until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

$150,000,000

American Equity
Investment Life Holding Company

% Senior Notes due       , 2016

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Raymond James
Advest, Inc.

April       , 2004

QuickLinks

Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
Recent Developments
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (Unaudited)
The Offering
RISK FACTORS
Risks Related to American Equity
Risks Relating to the Senior Notes
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
DESCRIPTION OF THE SENIOR NOTES
UNDERWRITING
LEGAL MATTERS
EXPERTS

FORWARD-LOOKING STATEMENTS
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
THE TRUSTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION